LOGAN LAW FIRM PLC

RONALD J. LOGAN	2999 NORTH 44TH STREET, SUITE 303 PHOENIX, ARIZONA 85018-7250 www.rule144letters.com	Telephone: 602-957-9320 Facsimile: 602-532-7694 Direct Line: 602-614-4488 Logan@loganlf.com

July 11, 2014

Cubed, Inc.

830 South 4th Street

Las Vegas, NV 89101

Re: Cubed, Inc., Registration Statement on Form S-8

Dear Sir or Madam:

I have been appointed by Cubed, Inc., a Nevada corporation (the "Company") as special counsel, solely with respect to those matters addressed in this opinion letter. I have provided services regarding the registration statement on Form S-8 (the "Registration Statement"), with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Act") and the issuance of 300,000 shares of the Company’s common stock (the “Shares”) to Kyleen E. Cane pursuant to the terms of a Representation Agreement between Cane Clark LLP the Company dated March 26, 2014.

In rendering this opinion, I have reviewed the following documents:

(a) The Registration Statement on Form S-8 and the exhibits thereto;

(b) The Company's Articles of Incorporation, as amended;

(c) The Company's Bylaws, as amended;

(d) The Written Consent to Action Without Meeting of the Directors approving the Representation Agreement with Cane Clark LLP on March 26, 2014, the Addendum to Engagement Agreement and the Registration Statement on Form S-8;

(e) The representations letter dated July 10, 2014, from Kyleen E. Cane regarding facts establishing her eligibility to be issued the S-8 shares;

(f) A current statement from Empire Stock Transfer, Inc., regarding the number of issued and outstanding shares of the Company’s common stock; and

(g) Such statutes, public records and other documents as I have deemed relevant.

In my examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, and conformity with the originals of all documents submitted to me as copies thereof. In addition, I have made such other examinations of law and fact, as I have deemed relevant in order to form a basis for the opinion hereinafter expressed. Copies of the documents referenced herein can be made available upon request.

I have concluded as follows:

1. Immediately before the time of filing the registration statement, the Company is required to file reports under Section 13 or Section 15(d) of the Exchange Act;

2. The Company has filed all reports and other materials required to be filed by Section 13 or Section 15(d) of the Exchange Act during the preceding 12 months;

3. The Company is not a shell company and was not a shell company for at least 60 days before filing of the Form S-8 registration statement;

4. The Company filed current “Form 10 information” with the SEC at least 60 days prior to the filing date of the S-8 reflecting its status as an Company that is not a shell company;

5. The shares will be issued to a natural person; and

6. The Company has a sufficient number of authorized shares of common stock to issue 300,000 shares to Kyleen E. Cane pursuant to the Representation Agreement.

Based upon the foregoing, it is my opinion that the Shares have been duly and validly authorized, and when the Registration Statement has become effective under the Act, such Shares will be legally issued, fully paid and non-assessable shares of the Company’s common stock.

Regards,

/s/ Ronald J. Logan

Ronald J. Logan

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